EX-10.6.7

EMERITUS CORPORATION

NON-COMPETITION AGREEMENT

THIS NON-COMPETITION AGREEMENT ("Agreement") is entered into as of this 20th day of November, 2009 between EMERITUS CORPORATION, a Washington corporation (the "Company") and Rob Bateman ("Executive").

RECITALS

A.           The Company is engaged in the business of owning, leasing, operating and managing senior living communities.

B.           Executive is the Executive Vice President - Finance and the Chief Financial Officer for the Company.

C.            In the course of Executive's employment with the Company, Executive has acquired, or will acquire, valuable knowledge concerning the Company's business that is not generally known to the public.

D.           Through Executive's association with the Company, Executive will develop and/or enhance Executive's relationships with certain customers, vendors and suppliers of the Company.

E.           Executive acknowledges that the Company will suffer great harm if Executive were to use such knowledge and/or relationships to compete with the Company.

F.           Therefore, Executive recognizes that it is desirable and in the best interests of the Company that he agree not to compete with the Company.

G.           The parties hereto intend to be legally bound hereby.

NOW, THEREFORE, in consideration of employment by the company and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Non-competition

Executive shall not, during his employment by the Company and for a period of one year from the date on which his employment terminates for any reason, directly or indirectly be employed by, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or otherwise be connected with, any business engaged in the ownership, leasing, operation or management of senior living communities in the United States and Canada; provided, however, that nothing herein shall prevent the purchase or ownership by Executive of

(i) shares which constitute less than five percent of the outstanding equity securities of a publicly held corporation, or (ii) up to a 10% interest as a limited partner of a limited partnership or a member of a limited liability company holding substantially the same rights as a limited partner in a limited partnership  The term "senior living community" means any facility or other institution, however named, which is advertised or maintained for lodging, daily meal service and/or assistance with the activities of daily living for seniors, as generally represented by the senior living communities operated by the Company.

2.	Non-Solicitation of Employees and Customers

During his employment by the Company and for a period of one year from the date on which his employment terminates for any reason, Executive shall not, directly or indirectly, (a) induce or attempt to induce, any employee or independent contractor of the Company to cease such employment or relationship, or (b) solicit, divert, appropriate to or accept on behalf of himself or any other business, any business from any customer or prospective customer of the Company with whom Executive has dealt, whose dealings with the Company have been supervised by Executive about whom Executive has Confidential Information (defined below) in the course of his employment.

3.           Confidential Information

The Company will be the exclusive owner of all Confidential Information (defined below).  Executive agrees to assign and transfer to the Company all rights and ownership that he has or will have in Confidential Information.  Further, Executive waives any moral rights that he may have in any Confidential Information.  Executive will take such action (including signature and assistance in preparation of documents or the giving of testimony) as may be requested by the Company to evidence, transfer, vest or confirm the Company’s rights and ownership in Confidential Information.  Except as required for performance of Executive’s work for the Company or as authorized in writing by the Company, Executive will not use, disclose, publish or distribute any Confidential Information.

For purposes of Section 3 of this Agreement, "Confidential Information" means any information that (a) relates to the business of the Company, (b) is not generally available to the public, and (c) is conceived, compiled, developed, discovered or received by, or made available to, Executive during his term of employment with the Company.  Confidential Information includes information, both written and oral, relating to inventions, trade secrets and other proprietary information, technical data, products, services, finances, business plans, marketing plans, legal affairs, suppliers, clients, prospects, opportunities, contracts or assets of the Company.  Confidential Information also includes any information which has been made available to the Company by or with respect to third parties and which the Company is obligated to keep confidential.

4.            Return of Property

Executive agrees to deliver to the Company upon the cessation of employment, and at any other time upon the Company's request, (i) all memoranda, notes, records, computer programs, computer files, drawings, or other documentation, whether made or compiled by the

Executive alone or with others or made available to Executive while employed by the Company, pertaining to Confidential Information, or other proprietary information of the Company and (ii) all Confidential Information and proprietary information of the Company in the Executive’s possession.

5.           Consideration

In consideration for the promises by Executive, the company offers employment as outlined in the offer letter dated November 20, 2009.

6.	Remedies

Executive understands, acknowledges, and agrees that in the event of a breach or threatened breach of any of the covenants and promises contained in this Agreement the Company shall suffer irreparable injury for which there is no adequate remedy at law, and the Company will therefore be entitled to injunctive relief from a court enjoining said breach or threatened breach. Executive further acknowledges that the Company also shall have the right to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach.

The parties agree that if the enforceability of this Agreement is litigated, the Company will be entitled to enforcement of the non-competition and non-solicitation provisions above regardless of when the matter is finally adjudicated. In other words, the parties recognize that there would necessarily be a delay between the time Executive’s employment ends and any effort to enforce this agreement through legal action. The parties agree that any such delay between the time Executive’s employment ends and final adjudication of any claims would not render enforcement of this Agreement moot. Thus, the parties agree that if the Company prevailed in enforcing this Agreement, the Company would be entitled to enforcement of the non-competition and non-solicitation provisions for the one-year period the parties have bargained for, as stated in paragraphs 1 and 2 above.  The rights and remedies of the Company set forth herein are cumulative and shall not be deemed to exclude any other rights or remedies which the Company may have, including, without limitation, rights and remedies available to the Company under the Washington State Uniform Trade Secrets Act (RCW 19.108.010 et seq.).

7.	Governing Law; Venue; Attorneys' Fees

This Agreement shall be governed by and construed in accordance with the laws of the state of Washington.  Executive irrevocably consents to the jurisdiction and venue of the state and federal courts located in Seattle, Washington in connection with any action relating to this Agreement and covenants that he will not bring any action relating to this Agreement in any other court.  In any action to enforce this Agreement, the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

8.	Severability

Each provision of this Agreement shall be construed and considered separate and severable from the validity and enforceability of the other provisions hereof.  Each provision hereof shall be enforced to the fullest extent permitted by law, and any court interpreting or applying the provisions hereof is authorized and directed to narrow the scope of any invalid provision hereof to the extent necessary so that its application and enforcement will be lawful.

9.	Titles and Headings

Titles and headings to sections hereof are for purposes of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

10.	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute one and the same instrument.

11.	Entire Agreement

This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by all such parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMERITUS CORPORATION

By       /s/ Granger Cobb

Granger Cobb, President and Co-Chief Executive    Officer

EXECUTIVE

/s/ Rob Bateman

Rob Bateman